EXECUTION VERSION

After Recording Return to:

Stinson LLP

50 South Sixth Street, Suite 2600

Minneapolis, MN 55402

Attention:  Tammie S. Ptacek, Partner

EIGHTH SUPPLEMENTAL INDENTURE
(to that certain Second Amended and Restated Indenture of Trust, dated as of January 20, 2011, as amended)

Dated as of October 26, 2020

between

CHUGACH ELECTRIC ASSOCIATION, INC.,
5601 Electron Drive, Anchorage, Alaska 99519,

TRUSTOR

AND

U.S. BANK NATIONAL ASSOCIATION,
1420 Fifth Avenue, 7th Floor, Seattle, Washington 98101
Attn:  Corporate Trust Services,

TRUSTEE

FIRST MORTGAGE OBLIGATIONS

THIS INSTRUMENT CONSTITUTES A DEED OF TRUST, SECURITY AGREEMENT AND FIXTURE FILING COVERING REAL AND PERSONAL PROPERTY (INCLUDING AFTER-ACQUIRED PROPERTY) OF A TRANSMITTING UTILITY, AND CONTAINS A FUTURE ADVANCE PROVISION

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THIS EIGHTH Supplemental INDENTURE OF TRUST (hereinafter called this “Eighth Supplemental Indenture”), dated as of October 26, 2020, is between CHUGACH ELECTRIC ASSOCIATION, INC., an Alaska electric cooperative, as Trustor (hereinafter called the “Company”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States, as Trustee (hereinafter called the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has heretofore executed and delivered to the Trustee a Second Amended and Restated Indenture of Trust, dated as of January 20, 2011, as amended by the First Supplemental Indenture dated as of January 20, 2011, the Second Supplemental Indenture dated as of September 30, 2011, the Third Supplemental Indenture dated as of January 5, 2012, the Fourth Supplemental Indenture dated as of February 3, 2015, the Fifth Supplemental Indenture dated as of June 30, 2016,  the Sixth Supplemental Indenture dated as of March 17, 2017, and the Seventh Supplemental Indenture dated as of May 15, 2019 (as so amended, the “Original Indenture,” which is filed of record as shown on Exhibit A hereto), for the purpose of providing for the authentication and delivery of Obligations by the Trustee from time to time under the Original Indenture.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Original Indenture.  The Original Indenture, as heretofore, hereby and hereafter supplemented, may herein be referred to as the “Indenture”;

WHEREAS, the Board of Directors of the Company has authorized and approved actions necessary for the Company to establish a new series of Obligations to be designated the First Mortgage Bonds, 2020 Series A, which, as provided herein, shall consist of an aggregate principal amount of Two Hundred Seventy-Five Million Dollars ($275,000,000) of 2020 Series A Bonds, Tranche A due October 30, 2039 (the “2020 Tranche A Bonds”), and an aggregate principal amount of Five Hundred Twenty-Five Million Dollars ($525,000,000) of 2020 Series A Bonds, Tranche B due October 30, 2050 (the “2020 Tranche B Bonds,” and, together with the 2020 Tranche A Bonds, the “2020 Series A Bonds”); such 2020 Series A Bonds being issued pursuant to this Eighth Supplemental Indenture to the parties set forth in Schedule A of the Bond Purchase Agreement described below (and their successors or assigns as registered holders of the 2020 Series A Bonds, each individually, a “2020 Series A Holder” or collectively, the “2020 Series A Holders”) to secure the Company’s obligations under the Bond Purchase Agreement, dated as of October 26, 2020, between the Company and the original 2020 Series A Holders (the “2020 Bond Purchase Agreement”), and the Company has complied or will comply with all provisions required to issue Obligations provided for in the Indenture;

Whereas, the Company desires to execute and deliver this Eighth Supplemental Indenture, in accordance with the provisions of the Indenture, for the purpose of providing for the creation and designation of the 2020 Series A Bonds as Obligations and specifying the form and provisions of the 2020 Series A Bonds;

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WHEREAS, Section 13.1 of the Indenture provides that, without the consent of the Holders of any of the Obligations at the time Outstanding, the Company, when authorized by a Board Resolution, and the Trustee, may enter into supplemental indentures for the purposes of and subject to the conditions set forth in such Section 13.1, and this Eighth Supplemental Indenture is permitted pursuant to provisions of Section 13.1(c);

WHEREAS, Sections 5.1 and 5.4 of the Indenture provide that the Company may enter into this Eighth Supplemental Indenture when authorized by a Board Resolution, and the Trustee shall authenticate and deliver the 2020 Series A Bonds upon delivery of a Company Request as provided under the Indenture and satisfaction of all other conditions precedent thereto under the Indenture; and

WHEREAS, all acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to secure the payment of the principal of and interest on the 2020 Series A Bonds, to make the 2020 Series A Bonds issued under the Indenture, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, and to constitute under the Indenture a valid and binding lien for the security of the 2020 Series A Bonds, in accordance with its terms, have been done and taken, and the execution and delivery of this Eighth Supplemental Indenture has been in all respects duly authorized;

NOW, THEREFORE, THIS EIGHTH SUPPLEMENTAL INDENTURE WITNESSETH, that, to secure the payment of the principal of (and premium, if any) and interest on the Outstanding Secured Obligations, including, when issued, the 2020 Series A Bonds, to confirm the lien of the Indenture upon the Trust Estate, including property purchased, constructed or otherwise acquired by the Company since the date of execution of the Original Indenture, to secure performance of the covenants therein and herein contained, to confirm the terms and conditions on which the 2020 Series A Bonds are secured, and in consideration of the premises thereof and hereof, the Company by these presents does grant, bargain, sell, alienate, remise, release, convey, assign, transfer, mortgage, hypothecate, pledge, set over and confirm to the Trustee, and its successors and assigns in the trust created thereby and hereby, in trust, all property, rights, privileges and franchises (other than Excepted Property and Excludable Property) of the Company, whether now owned or hereafter acquired, of the character described in the Granting Clauses of the Indenture, including all such property, rights, privileges and franchises acquired since the date of execution of the Original Indenture, including, without limitation, all of those fee and leasehold interests in real property, if any, which may hereafter be constructed or acquired by it, but subject to all exceptions, reservations and matters of the character therein referred to, and expressly excepting and excluding from the lien and operation of the Indenture all properties of the character specifically excepted as “Excepted Property” or “Excludable Property” in the Indenture to the extent contemplated thereby.

PROVIDED, HOWEVER, that if, upon the occurrence of an Event of Default under the Indenture, the Trustee, or any separate trustee or co-trustee appointed under Section 10.14 of the Indenture or any receiver appointed pursuant to statutory provision or

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order of court, shall have entered into possession of all or substantially all of the Trust Estate, all the Excepted Property described or referred to in paragraphs (a) through (g), inclusive, of “Excepted Property” in the Indenture then owned or thereafter acquired by the Company, shall immediately, and, in the case of any Excepted Property described or referred to in paragraphs (h) through (k), inclusive, of “Excepted Property” in the Indenture, upon demand of the Trustee or such other trustee or receiver, become subject to the lien of the Indenture to the extent permitted by law, and the Trustee or such other trustee or receiver may, to the extent permitted by law, at the same time likewise take possession thereof, and whenever all Events of Default shall have been cured and the possession of all or substantially all of the Trust Estate shall have been restored to the Company, such Excepted Property shall again be excepted and excluded from the lien of the Indenture to the extent and otherwise as hereinabove set forth and as set forth in the Indenture.

The Company may, however, pursuant to Granting Clause Third of the Indenture, subject to the lien of the Indenture any Excepted Property, whereupon the same shall cease to be Excepted Property.

TO HAVE AND TO HOLD all said property, rights, privileges and franchises hereby and hereafter (by a Supplemental Indenture or otherwise) granted, bargained, sold, alienated, remised, released, conveyed, assigned, transferred, mortgaged, hypothecated, pledged, set over or confirmed as aforesaid, or intended, agreed or covenanted so to be, together with all the tenements, hereditaments and appurtenances thereto appertaining (said properties, rights, privileges and franchises, including any cash and securities hereafter deposited or required to be deposited with the Trustee (other than any such cash which is specifically stated in the Indenture not to be deemed part of the Trust Estate) being part of the Trust Estate), unto the Trustee, and its successors and assigns in the trust herein created, forever.

SUBJECT, HOWEVER, to (i) Permitted Encumbrances, (ii) to the extent permitted by Section 14.6 of the Indenture, as to property hereafter acquired, (a) any duly recorded or perfected Prior Lien that may exist thereon at the date of the acquisition thereof by the Company, and (b) purchase money mortgages, other purchase money liens, chattel mortgages, security agreements, conditional sales agreements or other title retention agreements created by the Company at the time of acquisition thereof, and (iii) defects of title to and encumbrances on property as shown on Exhibit A of the Indenture and existing on the date hereof.

BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal and proportionate benefit and security of the Holders from time to time of all the Outstanding Secured Obligations without any priority of any such Obligation over any other such Obligation and for the enforcement of the payment of such Obligations in accordance with their terms.

UPON CONDITION that, until the happening of an Event of Default and subject to the provisions of Article 6 of the Indenture and not in limitation of the rights elsewhere provided in the Indenture, the Company shall be permitted and have the right to possess, use,

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operate and enjoy the Trust Estate, except cash, securities and other personal property deposited, or required to be deposited, with the Trustee and to, explore for, mine, extract, produce and dispose of coal, ore, gas, oil and other minerals or natural resources, to harvest standing timber and to collect, receive and use the rents, issues, profits, revenues and other income, products and proceeds of the Trust Estate or the operation of the property constituting part of the Trust Estate.

AND IT IS HEREBY COVENANTED AND DECLARED that the 2020 Series A Bonds are to be authenticated and delivered and the Trust Estate is to be held and applied by the Trustee, subject to the covenants, conditions and trusts set forth herein and in the Indenture, and the Company does hereby covenant and agree to and with the Trustee, for the equal and proportionate benefit of all Holders of the Outstanding Secured Obligations, as follows:

ARTICLE I

Definitions

Section 1.1 Definitions.

All words and phrases defined in the Indenture shall have the same meaning in this Eighth Supplemental Indenture, including any exhibit hereto, except as otherwise appears herein and in this Article or unless the context clearly requires otherwise.  In addition, the following terms have the following meaning in this Eighth Supplemental Indenture unless the context clearly requires otherwise.

“Acquisition” means the consummation of the acquisition of the assets of Municipal Power & Light pursuant to the Asset Purchase and Sale Agreement,  dated effective December 28, 2018, between the Company and the Municipality of Anchorage, Alaska, as amended and in effect from time to time.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York, Seattle, Washington, or the city in which the principal corporate trust office of the Trustee is located are required or authorized to be closed.

“Closing Date” means October 26, 2020.

“Default Rate” means with respect to any 2020 Series A Bond, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of such 2020 Series A Bond or (ii) 2% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York or its successor, as its “prime” rate.

“Make-Whole Amount” is defined in Section 2.9.

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“Mandatory Redemption” is defined in Section 2.10.

“2020 Deposited Cash” is defined in Section 2.11.

ARTICLE II

THE 2020 Series A Bonds AND
CERTAIN PROVISIONS RELATING THERETO

Section 2.1 (a) Authentication and Terms of the 2020 Series  A  Bonds.  Pursuant to the provisions of Article 5 of the Indenture, there has been established a series of Obligations known as and entitled the “First Mortgage Bonds, 2020 Series  A.”

The aggregate principal amount of the 2020 Series A Bonds which may be authenticated and delivered and Outstanding at any one time is limited to Eight Hundred Million Dollars ($800,000,000).  The 2020 Series A Bonds shall consist of an aggregate principal amount of Two Hundred Seventy-Five Million Dollars ($275,000,000.00) of 2020 Tranche A Bonds and an aggregate principal amount of Five Hundred Twenty-Five Million Dollars ($525,000,000) of 2020 Tranche B Bonds.  The 2020 Series A Bonds shall originally be registered in the names of the 2020 Series A Holders, and shall be dated the date of authentication.

The 2020 Tranche A Bonds shall bear interest from their date of issuance, payable semi-annually on April 30, and October 30, of each year commencing on April 30, 2021, at the rate of 2.38%.  The 2020 Tranche B Bonds shall bear interest from their date of issuance, payable semi-annually on April 30, and October 30, of each year commencing on April 30, 2021, at a rate of 2.91%.  Interest on the 2020 Series A Bonds shall be computed on the basis of a 360‑day year of twelve 30-day months.  The Regular Record Date for the payment of interest on the 2020 Series A Bonds on any Interest Payment Date shall be the last day (whether or not a Business Day) of the calendar month next preceding such Interest Payment Date.

The principal of and premium (including the Make-Whole Amount), if any, and interest on the 2020 Series A Bonds shall be paid to the 2020 Series A Holders thereof in immediately available funds as described in such Bonds.  Any payment of principal of or premium (including the Make-Whole Amount, if any) or interest on any 2020 Series A Bond that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any 2020 Series A Bond is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

If the Company fails to make any payment with respect to the 2020 Series A Bonds when due, then such payment shall be due and payable on demand, and shall accrue interest from the date due until the date paid at the Default Rate.

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Section 2.2 Form of the 2020 Series  A Bonds.  The 2020 Series  A Bonds of each tranche shall each be a bond substantially in the respective form set forth in Exhibit B hereto for such tranche, and the Trustee’s authentication certificate to be executed on the 2020 Series  A Bonds shall be substantially in the form for the respective tranche attached thereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted in the Indenture.

Section 2.3 Sinking Fund Redemption.  (a)  On (i) April 30, 2025 and on each April 30 thereafter to and including April 30, 2039 and (ii) on October 30, 2025 and on each October 30 thereafter to and including October 30, 2038, the Company will redeem a portion of the aggregate principal amount of the 2020 Tranche A Bonds at par and without payment of any premium (including the Make-Whole Amount) in the aggregate amount as set forth below (the “Tranche A Sinking Fund Redemption Schedule”); provided, that upon any partial redemption of such 2020 Tranche A Bonds pursuant to Section 2.4 or partial purchase of such 2020 Tranche A Bonds permitted by Section 2.8, the principal amount of each required redemption of such 2020 Tranche A Bonds becoming due under this Section 2.3(a) on and after the date of such redemption or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of such 2020 Tranche A Bonds, is reduced as a result of such redemption or purchase.  The Company will deliver to the Trustee and each holder of a 2020 Tranche A Bonds a revised Tranche A Sinking Fund Schedule in connection with any such redemption or purchase.  The aggregate principal amount of the 2020 Tranche A Bonds to be redeemed and the dates of such redemption, as well as the principal amount payable on the maturity date, are set forth below:

Date	Amount
April 30, 2025.....................................	$8,000,000
October 30, 2025.................................	$8,000,000
April 30, 2026.....................................	$13,000,000
October 30, 2026.................................	$13,000,000
April 30, 2027.....................................	$11,000,000
October 30, 2027.................................	$11,000,000
April 30, 2028.....................................	$12,000,000
October 30, 2028.................................	$12,000,000
April 30, 2029.....................................	$9,000,000
October 30, 2029.................................	$9,000,000
April 30, 2030.....................................	$7,500,000
October 30, 2030.................................	$7,500,000
April 30, 2031.....................................	$13,000,000
October 30, 2031.................................	$13,000,000
April 30, 2032.....................................	$13,000,000
October 30, 2032.................................	$13,000,000
April 30, 2033.....................................	$13,000,000
October 30, 2033.................................	$13,000,000
April 30, 2034.....................................	$13,000,000
October 30, 2034.................................	$13,000,000

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April 30, 2035.....................................	$13,000,000
October 30, 2035.................................	$13,000,000
April 30, 2036.....................................	$3,000,000
October 30, 2036.................................	$3,000,000
April 30, 2037.....................................	$3,000,000
October 30, 2037.................................	$3,000,000
April 30, 2038.....................................	$3,000,000
October 30, 2038.................................	$3,000,000
April 30, 2039.....................................	$3,000,000
October 30, 2039(1).............................	$3,000,000
(1) The final maturity date such 2020 Tranche A Bonds

(b)On (i) April 30, 2021 an on each April 30 thereafter through and including April 30, 2030 then commencing again on April 30, 2036 and on each April 30 thereafter to and including April 30, 2050 and (ii) on October 30, 2021 and on each October 30 thereafter through and including October 30, 2030 then commencing again on October 30, 2036 and on each October 30 thereafter to and including October 30, 2049, the Company will redeem a portion of the aggregate principal amount of the 2020 Tranche B Bonds at par and without payment of any premium (including the Make-Whole Amount) in the aggregate amount as set forth below (the “Tranche B Sinking Fund Redemption Schedule”); provided, that upon any partial redemption of such 2020 Tranche B Bonds pursuant to Section 2.4 or partial purchase of such 2020 Tranche  B Bonds permitted by Section 2.8, the principal amount of each required redemption of such 2020 Tranche B Bonds becoming due under this Section 2.3(a) on and after the date of such redemption or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of such 2020 Tranche B Bonds, is reduced as a result of such redemption or purchase.  The Company will deliver to the Trustee and each holder of a 2020 Tranche B Bond a revised Tranche B Sinking Fund Schedule in connection with any such redemption or purchase.  The aggregate principal amount of the 2020 Tranche B Bonds to be redeemed and the dates of such redemption, as well as the principal amount payable on the maturity date, are set forth below:

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Date	Amount
April 30, 2021.....................................	$9,000,000
October 30, 2021.................................	$9,000,000
April 30, 2022.....................................	$9,000,000
October 30, 2022.................................	$9,000,000
April 30, 2023.....................................	$11,000,000
October 30, 2023.................................	$11,000,000
April 30, 2024.....................................	$11,000,000
October 30, 2024.................................	$11,000,000
April 30, 2025.....................................	$3,000,000
October 30, 2025.................................	$3,000,000
April 30, 2026.....................................	$1,000,000
October 30, 2026.................................	$1,000,000
April 30, 2027.....................................	$3,000,000
October 30, 2027.................................	$3,000,000
April 30, 2028.....................................	$2,000,000
October 30, 2028.................................	$2,000,000
April 30, 2029.....................................	$5,000,000
October 30, 2029.................................	$5,000,000
April 30, 2030.....................................	$6,500,000
October 30, 2030.................................	$6,500,000
April 30, 2036.....................................	$10,500,000
October 30, 2036.................................	$10,500,000
April 30, 2037.....................................	$10,500,000
October 30, 2037.................................	$10,500,000
April 30, 2038.....................................	$10,500,000
October 30, 2038.................................	$10,500,000
April 30, 2039.....................................	$10,500,000
October 30, 2039.................................	$10,500,000
April 30, 2040.....................................	$13,500,000
October 30, 2040.................................	$13,500,000
April 30, 2041.....................................	$14,500,000
October 30, 2041.................................	$14,500,000
April 30, 2042.....................................	$14,500,000
October 30, 2042.................................	$14,500,000
April 30, 2043.....................................	$14,500,000
October 30, 2043.................................	$14,500,000
April 30, 2044.....................................	$14,500,000
October 30, 2044.................................	$14,500,000
April 30, 2045.....................................	$14,500,000
October 30, 2045.................................	$14,500,000
April 30, 2046.....................................	$14,500,000
October 30, 2046.................................	$14,500,000
April 30, 2047.....................................	$14,500,000
October 30, 2047.................................	$14,500,000

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April 30, 2048.....................................	$15,000,000
October 30, 2048.................................	$15,000,000
April 30, 2049.....................................	$15,000,000
October 30, 2049.................................	$15,000,000
April 30, 2050.....................................	$15,000,000
October 30, 2050(1).............................	$15,000,000
__________ (1) The final maturity date of 2020 Tranche B Bonds.

Section 2.4 Optional Redemptions and Make-Whole Amount.    The Company may, at its option, upon notice as provided below, redeem at any time all, or from time to time any part of, the 2020 Series A Bonds, in an amount not less than 3% of the aggregate principal amount of either tranche of the 2020 Series A Bonds then outstanding in the case of a partial redemption, at 100% of the principal amount so redeemed, and the Make-Whole Amount determined for the redemption date with respect to such principal amount, provided that if (i) a Default or Event of Default has occurred and is continuing at the time of such notice provided or on the date set for redemption or (ii) a Default or an Event of Default would result from making such redemption, then such redemption pursuant to this Section 2.4 must be made on a pro rata basis to the holders of all 2020 Series A Bonds at the time outstanding (without regard to tranche).  The Company will give each 2020 Series A Holder written notice of each optional redemption under this Section 2.4 not less than 30 days and not more than 60 days prior to the date fixed for such redemption.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of each tranche of the 2020 Series A Bonds to be redeemed on such date, the principal amount of each 2020 Series A Bond held by such 2020 Series A Holder of each tranche to be redeemed (determined in accordance with Section 2.5), and the interest to be paid on the redemption date with respect to such principal amount of each tranche being redeemed, and shall be accompanied by an Officer’s Certificate as to the estimated Make-Whole Amount due with respect to each tranche in connection with such redemption (calculated as if the date of such notice were the date of the redemption), setting forth the details of such computation, together with such other information as required by Section 15.4 of the Original Indenture.  Two Business Days prior to such redemption, the Company shall deliver to each 2020 Series A Holder an Officer’s Certificate specifying the calculation of such Make-Whole Amount for each tranche as of the specified redemption date.  The Company shall contemporaneously deliver a copy of such notice to the Trustee.  The Trustee shall not be required to verify any Company determination of the Make-Whole Amount for any tranche.

Section 2.5 Allocation of Partial Redemptions.    In the case of each partial redemption of a tranche of the 2020 Series A Bonds pursuant to Section 2.3 hereof, the principal amount of such tranche of the 2020 Series A Bonds to be redeemed shall be allocated among all of the 2020 Series A Bonds of such tranche at the time outstanding pro rata, as nearly as practicable, based on the respective unpaid principal amounts thereof not theretofore called for redemption.  In the case of each partial redemption of the 2020 Series A Bonds pursuant to Section 2.4 hereof, the principal amount of the 2020 Series A Bonds to be redeemed shall be allocated among all of the 2020 Series A Bonds at the time outstanding

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pro rata, as nearly as practicable, based on the respective unpaid principal amounts thereof not theretofore called for redemption.

Section 2.6 Payment of Make-Whole Amount Upon Acceleration.  Upon the occurrence of an Event of Default, if the outstanding principal amount of the 2020 Series  A Bonds shall have been declared or otherwise become due and payable immediately pursuant to and in accordance with the Indenture then, in addition to paying each 2020 Series A Holder the entire unpaid principal amount of its 2020 Series  A Bonds and all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), the Company shall calculate and pay to each 2020 Series A Holder (to the full extent permitted by applicable law) an amount equal to the Make-Whole Amount determined in respect of such principal amount of each of the 2020 Series  A Bonds for the respective tranche.  The Company acknowledges that each 2020 Series A Holder has the right to maintain its investment in the 2020 Series  A Bonds free from repayment by the Company (except as herein and in the Indenture specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the 2020 Series  A  Bonds of any tranche are redeemed or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

Section 2.7 Maturity; Surrender, Etc. In the case of each redemption of 2020 Series  A Bonds pursuant to this Article II, the principal amount of each 2020 Series  A Bond to be redeemed shall mature and become due and payable on the date fixed for such redemption (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any 2020 Series  A Bond paid or redeemed in full shall be surrendered to the Company and cancelled and shall not be reissued, and no 2020 Series  A Bond shall be issued in lieu of any redeemed principal amount of any 2020 Series  A Bond.

Section 2.8 Purchase of 2020 Series A Bonds.  The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding 2020 Series A Bonds of a tranche except (a) upon the payment or redemption of the 2020 Series A Bonds of such tranche in accordance with the terms of the Indenture and the 2020 Series A Bonds of such tranche or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the Holders of all 2020 Series A Bonds of such tranche at the time outstanding upon the same terms and conditions.  Any such offer shall provide each 2020 Series A Holder of such tranche with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days.  If the Holders of more than 51% of the principal amount of the 2020 Series A Bonds of such tranche then outstanding accept such offer, the Company shall promptly notify the remaining 2020 Series A Holders of such fact and the expiration date for the acceptance by such 2020 Series A Holders of such offer shall be

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extended by the number of days necessary to give each such remaining 2020 Series A Holders of such tranche at least 10 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all 2020 Series A Bonds acquired by it or any Affiliate pursuant to any payment, redemption or purchase of 2020 Series A Bonds pursuant to any provision of this Eighth Supplemental Indenture and no 2020 Series A Bonds may be issued in substitution or exchange for any such 2020 Series A Bonds,  provided that if (i) a Default or Event of Default has occurred and is continuing at the time such offer to purchase is made or on the date set for purchase or (ii) if a Default or Event of Default would result from such purchase, then any such offer to purchase pursuant to this Section 2.8 shall be made on a pro rata basis to the holders of all 2020 Series A Bonds at the time outstanding (without regard to tranche).

Section 2.9 Make-Whole Amount.

“Make-Whole Amount” means, with respect to any 2020 Series A Bond, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such 2020 Series A Bond over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount with respect to any 2020 Series A Bond, the following terms have the following meanings:

“Called Principal” means, with respect to any 2020 Series A Bond, the principal of such 2020 Series A Bond that is to be redeemed pursuant to Section 2.4 or has become or is declared to be immediately due and payable pursuant to the Indenture, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any 2020 Series A Bond, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the 2020 Series A Bonds is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any 2020 Series A Bond, the sum of 0.50% plus the yield to maturity implied by (i) the yields reported as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal,

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in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.

In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable 2020 Series A Bond.

“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any 2020 Series A Bond, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date; provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the 2020 Series A Bonds, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.4 above.

“Settlement Date” means, with respect to the Called Principal of any 2020 Series A Bond, the date on which such Called Principal is to be redeemed pursuant to Section 2.4 or has become or is declared to be immediately due and payable pursuant to the Indenture, as the context requires.

Section 2.10 Mandatory Redemption.    If the Acquisition has not occurred on or before November 9, 2020, then on or before November 11, 2020, the Company shall redeem each of the 2020 Series  A Bonds then outstanding in full (a “Mandatory Redemption”).  The redemption price for each 2020 Series A Bond shall be 100% of the principal amount of such 2020 Series A Bond,  plus accrued interest to the date of redemption.  No Make-Whole Amount or other premium shall be payable in connection with a Mandatory Redemption.  Notwithstanding any other provisions of the Indenture, the Company will give each 2020 Series A Holder written notice of a Mandatory Redemption under this Section 2.10 not less than two Business Days and not more than five Business Days prior to such redemption.

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Such notice shall also otherwise conform with the requirements of Section 15.4 of the Original Indenture that are not inconsistent with this Section 2.10.  Each such notice shall specify the redemption date, the principal amount and tranche of each 2020 Series  A Bond held by such 2020 Series A Holder that will be redeemed on such date, and the interest to be paid on the redemption date with respect to each such 2020 Series A Bond.  The Company shall contemporaneously deliver a copy of such notice and Officer’s Certificate to the Trustee, and on or before the date of such Mandatory Redemption, the Company shall deliver the documents and items required pursuant to Section 7.6 of the Indenture (including delivery of cash to the Trustee sufficient to pay all accrued interest on each of the 2020 Series A Bonds to the date of Mandatory Redemption) to cause the Trustee to apply the 2020 Deposited Cash towards payment of the redemption price of the 2020 Series A Bonds.

Section 2.11 Use of Proceeds.    On the Closing Date, pursuant to Section 5.4 of the Original Indenture, the Company shall direct the 2020 Series A Holders to deposit with the Trustee the proceeds from the sale of the 2020 Series A Bonds in an amount equal to the aggregate principal amount of the 2020 Series A Bonds, which amount shall be considered Deposited Cash and Trust Monies under the Indenture (the “2020 Deposited Cash”).  The 2020 Deposited Cash may only be withdrawn by the Trustee (a) on the Business Day on which the Company intends to close the Acquisition in the manner set forth in a Company Request upon receipt by the Trustee of the documents set forth in Section 5.8 and Section 7.2 of the Indenture in order to (i) fund the Acquisition, (ii) fund transaction costs relating to the Acquisition, (iii) refinance unsecured indebtedness issued to fund costs associated with the Acquisition or (iv) reimburse the Company for other funds applied in connection therewith, or (b) in connection with a Mandatory Redemption upon receipt by the Trustee of the documents and items set forth in Section 7.6 of the Indenture (except that the Officer’s Certificate to be delivered under clause (c) thereof may be dated on the date of delivery of notice of such Mandatory Redemption).

Section 2.12 Post-Acquisition Filings.  Within 5 Business Days following the date of the closing of the Acquisition, the Company shall record or file in accordance with Section 14.5 of the Indenture all instruments of conveyance, supplemental indentures, financing statements or assurances necessary to subject the property acquired by the Company in the Acquisition to the lien of the Indenture, to the extent provided therein.

ARTICLE III

Outstanding Secured Obligations

Section 3.1 Principal Amount Presently To Be Outstanding.   The Obligations Outstanding under the Indenture as of the date hereof consist of: $178,999,997 aggregate principal amount of First Mortgage Bonds, 2011 Series A; $162,000,000 aggregate principal amount of First Mortgage Bonds, 2012 Series A; $30,552,000 aggregate principal amount of 2016 CoBank Note; $34,000,000 aggregate principal amount of First Mortgage Bonds, 2017 Series A; $75,000,000 aggregate principal amount of First Mortgage Bonds, 2019 Series A; and $800,000,000 aggregate principal amount of First Mortgage Bonds, 2020

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Series A to be issued pursuant to this Eighth Supplemental Indenture upon compliance by the Company with the provisions of Sections 5.1 and 5.4 of the Indenture.
ARTICLE IV

MISCELLANEOUS

Section 4.1 Supplemental Indenture.  This Eighth Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture, and shall form a part thereof, and the Indenture, as hereby supplemented, modified, and amended, is hereby confirmed.  Except to the extent inconsistent with the express terms of this Eighth Supplemental Indenture and the 2020 Series A Bonds, all of the provisions, terms, covenants and conditions of the Indenture shall be applicable to the 2020 Series A Bonds to the same extent as if specifically set forth herein.

Section 4.2 Trustee Obligations Under the 2020 Bond Purchase Agreement.  The Trustee is not a party to the 2020 Bond Purchase Agreement and all obligations of the Trustee relating to the 2020 Series A Bonds are set forth in the Indenture, including this Eighth Supplemental Indenture.

Section 4.3 Recitals.  All recitals in this Eighth Supplemental Indenture are made by the Company only and not by the Trustee and are incorporated herein; and all of the provisions contained in the Original Indenture, in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect hereof as fully and with like effect as if set forth herein in full.

Section 4.4 Successors and Assigns.    Whenever in this Eighth Supplemental Indenture any of the parties hereto is named or referred to, this shall, subject to the provisions of Articles 10 and 12 of the Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements contained in this Eighth Supplemental Indenture by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 4.5 No Rights, Remedies, Etc.  Nothing in this Eighth Supplemental Indenture, expressed or implied, is intended, or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the Holders of the Outstanding Secured Obligations, any right, remedy or claim under or by reason of this Eighth Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Eighth Supplemental Indenture contained by or on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the Holders of Outstanding Secured Obligations.

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Section 4.6 Severability.  Any provision of this Eighth Supplemental Indenture held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 4.7 Governing Law. This Eighth Supplemental Indenture shall be construed in accordance with and governed by the law of the State of Alaska.

Section 4.8 Counterparts.    This Eighth Supplemental Indenture may be executed in several counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, or as many of them as the Company and the Trustee shall preserve undestroyed, shall together constitute but one and the same instrument.  Except for signatures required on the 2020 Series A Bonds, facsimile signatures and signature pages provided in the form of a “pdf” or similar imaged document transmitted by electronic transmission (including .jpeg file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, including Orbit, Adobe Sign, DocuSign, or any other similar platform identified by the Company and reasonably available at no undue burden or expense to the Trustee) shall be deemed original signatures for all purposes hereunder.  Any electronically signed document delivered via email from a person purporting to be an authorized officer shall be considered signed or executed by such authorized officer on behalf of the applicable Person. The Trustee shall have no duty to inquire into or investigate the authenticity or authorization of any such electronic signature and shall be entitled to conclusively rely on any such electronic signature without any liability with respect thereto.

Section 4.9 Security Agreement; Mailing Address.  To the extent permitted by applicable law, this Eighth Supplemental Indenture shall be deemed to be a security agreement and financing statement whereby the Company grants to the Trustee a security interest in all of the Trust Estate that is personal property or fixtures under the Uniform Commercial Code.

The mailing address of the Company, as debtor, is:

Chugach Electric Association, Inc.
5601 Electron Drive
Anchorage, Alaska  99519

and the mailing address of the Trustee, as secured party, is:

U.S. Bank National Association, as Trustee

1420 Fifth Avenue, 7th Floor
Seattle, Washington  98101
Attention: Corporate Trust Services

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Additionally, this Eighth Supplemental Indenture shall, if appropriate, be an amendment to the financing documents previously filed in connection with the Indenture.  The Company is authorized to execute and file as appropriate instruments under the Uniform Commercial Code to either create a security interest or amend any security interest heretofore created.

 [Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture of Trust to be duly executed as of the day and year first above written.

CHUGACH ELECTRIC ASSOCIATION, INC.,
an Alaska electric cooperative
By:	/s/ Sherri L. Highers
	Name:	Sherri L. Highers
	Title:	Executive Vice President
Finance and Administration
And Chief Financial Officer

STATE OF ALASKA)

) ss.

THIRD JUDICIAL DISTRICT)

On this 8th day of October,  2020, before me, a Notary Public in and for the State of Alaska, personally appeared Sherri L. Highers, to me known to be the Executive Vice President,  Finance and Administration  and Chief Financial Officer of CHUGACH ELECTRIC ASSOCIATION, INC., the electric cooperative that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said electric cooperative for the uses and purposes therein mentioned and on oath stated that s/he was authorized to execute said instrument on behalf of said electric cooperative.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Laurel A Foster.
Print name:	Laurel A. Foster
Notary Public in and for the State of Alaska, residing
at	Anchorage, Alaska
My commission expires:	August 30, 2023

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U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Trustee
By:	/s/ Thomas Zrust
	Name:	Thomas Zrust
	Title:	Vice President

STATE OF WASHINGTON)

) ss.

COUNTY OF KING)

On this 16th day of October,  2020, before me, a Notary Public in and for the State of Washington, personally appeared Thomas Zrust, to me known to be the Vice President of U.S. BANK NATIONAL ASSOCIATION, the national banking association that executed the within and foregoing instrument, and acknowledged said instrument to be the free and voluntary act and deed of said national banking association for the uses and purposes therein mentioned and on oath stated that s/he was authorized to execute said instrument on behalf of said national banking association.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal the day and year first above written.

/s/ Craig Douglas Ferguson
Print name:	Craig Douglas Ferguson
Notary Public in and for the State of Washington, residing
at	Seattle, WA
My commission expires:	03-26-2022

________________________________________

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EXHIBIT A

SCHEDULE OF RECORDING INFORMATION

Document	Recording District	Recording Date.	Recording No.
Indenture of Trust	Anchorage Kenai Palmer Seward	September 25, 1991 September 25, 1991 September 25, 1991 September 25, 1991	Book 2195, Page 178 Book 389, Page 637 Book 663, Page 167 Book 62, Page 351
Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	January 20, 2011 January 20, 2011 January 20, 2011 January 20, 2011	2011-003688-0 2011-000608-0 2011-001410-0 2011-000062-0
First Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	January 20, 2011 January 20, 2011 January 20, 2011 January 20, 2011	2011-003689-0 2011-000609-0 2011-001411-0 2011-000063-0
Second Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	October 10, 2011 October 10, 2011 October 10, 2011 October 10, 2011	2011-048750-0 2011-009565-0 2011-019671-0 2011-001198-0
Third Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	January 10, 2012 January 10, 2012 January 10, 2012 January 10, 2012	2012-001554-0 2012-000310-0 2012-000586-0 2012-000029-0
Fourth Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	February 9, 2015 February 9, 2015 February 9, 2015 February 9, 2015	2015-005159-0 2015-000906-0 2015-002154-0 2015-000090-0
Fifth Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	June 29, 2016 June 29, 2016 June 29, 2016 June 29, 2016	2016-026065-0 2016-005600-0 2016-013143-0 2016-000626-0

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Sixth Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	March 16, 2017 March 16, 2017 March 16, 2017 March 16, 2017	2017-009779-0 2017-001625-0 2017-004701-0 2017-000235-0
Seventh Supplemental Indenture to Second Amended and Restated Indenture of Trust	Anchorage Kenai Palmer Seward	May 14, 2019 May 14, 2019 May 14, 2019 May 14, 2019	2019-015412-0 2019-003894-0 2019-009399-0 2019-000461-0

B-2

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EXHIBIT B

FORM OF 2020 Series A Bonds

THIS 2020 Series A BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM EXCEPT UNDER CIRCUMSTANCES WHERE NEITHER SUCH REGISTRATION NOR SUCH EXEMPTION IS REQUIRED BY LAW.

THE COMPANY IS PERSONALLY OBLIGATED AND FULLY LIABLE FOR THE AMOUNT DUE UNDER THIS 2020 Series A BOND AND, SUBJECT TO THE PROVISIONS OF THE INDENTURE, THE HOLDER HAS THE RIGHT TO SUE ON THIS BOND AND OBTAIN A PERSONAL JUDGMENT AGAINST THE COMPANY FOR SATISFACTION OF THE AMOUNT DUE HEREUNDER EITHER BEFORE OR AFTER A FORECLOSURE OF THE INDENTURE UNDER ALASKA STATUTES 09.45.170 - 09.45.220.

CHUGACH ELECTRIC ASSOCIATION, INC.

First Mortgage Bonds,
2020 Series A, TRANCHE [A][B], due October 30, [2039] [2050]

NO. iSSUANCE DATE:  [__________ __], 20[__]

$PPN: [171265C@8] [171265C#6]

FOR VALUE RECEIVED, the undersigned, CHUGACH ELECTRIC ASSOCIATION, INC. (herein called the “Company”), an electric cooperative organized and existing under the laws of the State of Alaska, hereby promises to pay to [______________], or registered assigns, the principal sum of [_____] Dollars (or so much thereof as shall not have been redeemed) on October 30, [2039] [2050], with interest computed on the basis of a 360‑day year of twelve 30‑day months (a) on the unpaid balance hereof at a rate of [2.38%] [2.91%] per annum (plus, upon the occurrence and during the continuation of an Interest Rate Adjustment Event (as hereinafter defined), an additional 2% per annum) from the date hereof, payable semiannually on the 30th day of each April and October commencing on April 30, 2021, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment (including any overdue payment  on redemption) of principal, any overdue payment of interest, any overdue payment of any Make-Whole Amount (as defined in the Eighth Supplemental Indenture referred to below), payable semiannually as aforesaid (or, at the option of the registered

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Holder hereof, on demand), at the Default Rate (as defined in the Eighth Supplemental Indenture referred to below).

“Interest Rate Adjustment Event” means the occurrence of any of the following:

(a)the Company defaults in the performance of Section 7.1(a) or (b) or Section 7.2 of the Bond Purchase Agreement (as defined below); or

(b)any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in the Indenture or the Bond Purchase Agreement (as defined below) or in any writing furnished in connection with the transactions contemplated by the Eighth Supplemental Indenture (referred to below) proves to have been false or incorrect in any material respect on the date as of which made and, with respect to representations and warranties made after the date hereof, for which accurate information has not since been provided in writing to the Holder of this Bond.

Subject to Section 11 of the Bond Purchase Agreement (defined below), payments of principal of, interest on, and any Make-Whole Amount with respect to this Bond are to be made in lawful money of the United States of America in accordance with the terms of the Indenture.

This Bond is one of the 2020 Series A, Tranche [A][B] Bonds due October 30, [2039] [2050] (herein called the “Bonds”) issued pursuant to the Eighth Supplemental Indenture, dated as of October 26, 2020 (as from time to time amended, the “Eighth Supplemental Indenture”), between the Company and the Trustee named therein which supplements the Second Amended and Restated Indenture of Trust, dated as of January 20, 2011 (as amended and supplemented from time to time, the “Indenture”), and is entitled to the benefits thereof and the Bond Purchase Agreement, dated as of October 26, 2020, between the Company and the purchasers listed in Schedule A thereto (the “Bond Purchase Agreement”).  Each Holder of this Bond will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 18 of the Bond Purchase Agreement and (ii) made the representations set forth in Section 6 of the Bond Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Bond shall have the respective meanings ascribed to such terms in the Eighth Supplemental Indenture.

This Bond shall be registered in the name of the Holder hereof.  This Bond is transferable, as provided in the Indenture, only upon the registration books of the Company maintained by the Obligation Registrar, which shall be the Trustee, kept at its principal office, upon presentation at said office of this Bond with the written request of the registered owner hereof or its attorney duly authorized in writing, and a written instrument of transfer satisfactory to the Obligation Registrar duly executed by the registered owner or its duly authorized attorney.

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The Bonds shall be issued as fully registered Bonds without coupons and in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof. The Trustee may impose a charge sufficient to reimburse the Company or the Trustee for any tax, fee or other governmental charge required to be paid with respect to such exchange or any transfer of a Bond.  The cost, if any, of preparing each new Bond issued upon such exchange or transfer, and any other expenses of the Company or the Trustee incurred in connection therewith, shall be paid by in accordance with Section 3.7 of the Indenture.

The Company will make the required sinking fund and mandatory redemptions of principal on this Bond on the dates and in the amount specified in the Eighth Supplemental Indenture.  This Bond is also subject to optional redemption, in whole or from time to time in part, at the times and on the terms specified in the Eighth Supplemental Indenture, but not otherwise.

If an Event of Default under the Indenture occurs and is continuing, the principal of this Bond may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Indenture.  In the event that the principal of this Bond shall have been declared or otherwise become due and payable as described in the preceding sentence, then, in addition to paying the Holder hereof the entire unpaid principal amount of this Bond and all accrued and unpaid interest hereon (including, but not limited to, interest accrued hereon at the Default Rate), the Company shall pay to the Holder hereof (to the full extent permitted by applicable law) an amount equal to the Make-Whole Amount determined in respect of such principal amount.

The Holder of this Bond shall have no right to enforce the provisions of the Indenture, or to institute action to enforce the covenants therein, or to take any action with respect to any default under the Indenture, or to institute, appear in or defend any suit or other proceeding with respect thereto, except as provided in the Indenture and the Bond Purchase Agreement.

All acts and proceedings required by law and by the Articles of Incorporation and Bylaws of the Company necessary to make the 2020 Series A Bonds issued under the Indenture, when executed by the Company, authenticated and delivered by the Trustee and duly issued, the valid, binding and legal obligations of the Company, in accordance with its terms, have been done and taken.

It is the intention of the Holder to comply with the usury laws of the State of Alaska and of the United States of America.  This Bond is hereby expressly limited such that in no contingency or event whatsoever, whether by reason of acceleration, redemption, or otherwise, shall the amount of interest contracted for, charged or received by the Holder for the use, forbearance, or detention of the principal indebtedness or interest hereof, which remains unpaid from time to time, exceed the highest maximum rate permitted by applicable law.  If fulfillment of any provisions hereof, at the time of performance of such provisions shall be due, shall involve transcending the valid limits prescribed by applicable law, then,

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ipso facto, the obligation to be fulfilled shall be reduced to the maximum rate allowed by applicable law.  If any Holder receives as interest an amount which will exceed the maximum rate allowed by applicable law, such amount shall be applied to the reduction of the principal amount owing hereunder or on account of any other principal indebtedness owed to Holder and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal hereof and such other indebtedness, such excess shall be refunded.  To the extent not prohibited by applicable law, determination of the maximum rate allowed by applicable law shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the full term of this Bond, all interest at any time contracted for, charged or received from the Company in connection with this Bond, so that the actual rate of interest on account of such indebtedness is uniform throughout the term of this Bond.  The terms of this paragraph shall control and supersede any other provisions of this Bond.

This Bond shall be construed in accordance with and governed by the law of the State of Alaska.

No covenant or agreement contained in this Bond, the Indenture or the Eighth Supplemental Indenture shall be deemed to be a covenant or agreement of any official, officer, agent or employee of the Company in his or her individual capacity, and no officer of the Company executing this Bond shall be liable personally on this Bond or be subject to any personal liability or accountability by reason of the issuance of this Bond.

This Bond shall not be entitled to any benefit under the Indenture or be valid until this Bond shall have been authenticated by the execution by the Trustee, or its successor as Trustee, of the Certificate of Authentication inscribed hereon.

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IN WITNESS WHEREOF,  the Company has caused this Bond to be executed by a duly authorized officer of the Company.

CHUGACH ELECTRIC ASSOCIATION, INC.

By:
Name:
Title:

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This is one of the Obligations of the series and tranche designated therein referred to in the within‑mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By:

Authorized Signatory

Date of Authentication:  October 26, 2020

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